Sitestar
CORPORATION

FOR IMMEDIATE RELEASE
Contact: Steven Kiel
(434) 382-7366
investorrelations@sitestar.com

Sitestar Completes a Private Placement of Common Stock

Lynchburg, VA. — February 6, 2017 — Sitestar Corporation (OTCQB: SYTE) ("Sitestar" or the "Company") today announced that it has raised $4,625,000 in equity through the private placement of 92,500,000 shares of newly issued common stock at a price of five cents per share.

As previously disclosed on September 19, 2016, the proceeds from this private placement will fund Sitestar's seed investment of Alluvial Fund, LP, which was launched on January 1, 2017.

Steven Kiel, Sitestar's Chief Executive Officer, released the following statement, "We are happy to have completed this capital raise. Alluvial Fund is off to a great start and we look forward to fully funding this investment from these proceeds."

About Sitestar

Sitestar Corporation and its subsidiaries engage in several diverse business activities in the following industries: Heating, Ventilation and Air Conditioning, internet, real estate, and asset management. The company's philosophy is to centralize capital allocation decisions at the corporate level and decentralize operational decisions among subsidiary managers.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted. Copies of Sitestar's press releases and additional information about Sitestar are available at www.sitestar.com.